Exhibit 10.1

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. A1	up to U.S. $2,400,024.00	Original Issue Date: March 26, 2007
Holder:	John Fife

Address:	303 East Wacker Drive Suite 301 Chicago, IL 60601

 SERIES 2007 SECURED ORIGINAL ISSUE DISCOUNT NOTE DUE ON OR PRIOR TO March 26, 2008

THIS Note, evidencing a loan (the “Loan” made on March 26, 2007 (the “Loan Origination Date”), is one of a duly authorized issue of Notes of CENTERSTAGING CORP., a Delaware corporation with offices at 3407 Winona Avenue, Burbank, CA 91504 (the “Maker”), designated as the Note (the “Note”), due not later than March 26, 2008, as adjusted at the Maker’s discretion pursuant to Section 7(c) hereto (“Maturity Date”), in an aggregate face amount of up to Two Million Four Hundred Thousand and Twenty Four and 00/100 Dollars ($2,400,024.00), as adjusted pursuant to Section 7(c) hereto (the “Maturity Amount”).

FOR VALUE RECEIVED, the Maker promises to pay to the Holder or registered assigns, the sum of Two Million Dollars ($2,000,000.00) Dollars if paid on or prior to the six (6) month anniversary (the “Initial Maturity Date”) of the Loan Origination Date, the sum of Two Million One Hundred Thirty Three Thousand Three Hundred Thirty Three Dollars ($2,133,333.00) if paid following the Initial Maturity Date and on or prior to the nine (9) month anniversary (the “Second Maturity Date”) of the Loan Origination Date, and Two Million Four Hundred Thousand and Twenty Four ($2,400,024.00) Dollars if paid after the Second Maturity Date and on or prior to the twelve (12) month anniversary of the Loan Origination Date pursuant to the extension provisions of Section 7 hereof; upon the occurrence of an Event of Default, the amount of principal due hereunder shall conclusively be the Maturity Amount, as adjusted pursuant to Section 7(c) hereto, and all amounts due hereunder shall be immediately due and payable, together with a default fee equal to ten percent (10%) of the Maturity Amount, as adjusted pursuant to Section 7(c) hereto, if the shares of common stock of the Company that are pledged as collateral to secure the obligations of the Company under this Note pursuant to the Stock Pledge Agreement of even date herewith shall not have been issued by the Company at least two (2) years prior to the date of such default, and any amounts not so paid shall bear interest at the rate of 18% per annum from the date of such default through and including the date of payment. The principal of, and interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Note Register.

This Note is subject to the following additional provisions:

Section 1. Representations and Warranties of the Maker. The Maker represents and warrants to the Holder, as of the date hereof as follows:

(a) Authorization of Agreement. The Maker, if not a natural person, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Note and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Maker of this Note, the Stock Pledge Agreement and all other documents delivered in connection herewith (the “Transaction Documents”) have been duly authorized by all necessary corporate or similar action on the part of the Maker. Each of the Transaction Agreements, when executed and delivered by the Maker, will constitute a valid and legally binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

(b) No Conflicts; Advice. Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Maker is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Maker is a party. The Maker has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its entering into the Note and the other Transaction Documents and consummating the transactions contemplated hereby and thereby.

(c) No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Maker, threatened against the Maker which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Note or the other documents delivered in connection herewith.

(d) Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by the Maker of the Note and the other documents delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby.

(e) Bankruptcy. The Maker is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

(f) The Maker acknowledges and agrees that the amount actually paid for this Note is less than the principal amount issued, such difference representing an original issue discount to the Holder.

Section 2. Exchangeability and Transferability. The Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same, but shall not be issuable in denominations of less than integral multiples of Twenty Thousand Dollars ($20,000) unless such amount represents the full principal balance of Notes outstanding to such Holder. No service charge will be made for such registration of transfer or exchange. The Holder, by acceptance hereof, agrees to give written notice to the Maker before transferring this Note or any portion hereof; such notice will describe briefly the proposed transfer and will give the Maker the name, address, and tax identification number of the proposed transferee, and will further provide the Maker with an opinion of the Holder’s counsel that such transfer can be accomplished in accordance with federal and applicable state securities laws (unless such transaction is permitted by the plan of distribution in an effective Registration Statement). Promptly upon receiving such written notice, the Maker shall present copies thereof to the Maker’s counsel. Prior to transfer of this Note in compliance with this Section 2, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 3. Plan of Repayment. The Maker has a reasonable, good-faith belief in its ability to repay the Loan evidenced by this Note as and when the same may become due and payable. The basis for such belief is set forth in Schedule A attached hereto. The Maker intends to use the proceeds of this Note for the business purpose(s) set forth in Schedule A to this Note.

Section 4. Covenants. The Maker covenants and agrees that, so long as any amount is due and owing under the Note, it shall not:

(a) Fail to make any payment of the principal of, interest on, or other obligations in respect of, this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise), for five (5) business days after the same shall be due and payable;

(b) Fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit, any breach of, this Note;

(c) Commence a voluntary case under the United States Bankruptcy Code or insolvency laws as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or suffer to have an involuntary case commenced against it under the Bankruptcy Code in which the petition is not controverted within thirty (30 days), or is not dismissed within sixty (60) days, after commencement of such involuntary case; or suffer to have a "custodian" (as defined in the Bankruptcy Code) appointed for, or take charge of, all or any substantial part of the property of the Maker, or commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker, or suffer to have commenced against it, any such proceeding which remains undismissed for a period of sixty (60) days; or be adjudicated insolvent or bankrupt; or suffer to have any order of relief or other order approving any such case or proceeding entered; or suffer to have any appointment of any custodian or the like for any thereof or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or make a general assignment for the benefit of creditors; or fail to pay, or state that it is unable to pay, its debts generally as they become due; call a meeting of all of its respective creditors with a view to arranging a composition or adjustment of its debts; or by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or take any corporate or other action for the purpose of effecting any of the foregoing;

(d) Default in any of its respective obligations under any mortgage, credit agreement or other facility, indenture, agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness thereof in an amount exceeding fifty thousand dollars ($500,000.00), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(e) Be a party to any Change of Control Transaction (as defined below), or sell or dispose of all or in excess of forty-nine (49%) percent of its respective assets (based on book value calculation as reflected in the its most recent financial statements) in one or more transactions (whether or not such sale would constitute a Change of Control Transaction);

(f) Suffer to have the Common Stock suspended or delisted from trading for in excess of three (3) Trading Days;

(g) Suffer a final determination by the U.S. Securities and Exchange Commission or National Association of Securities Dealers, or any applicable state regulatory authority, that it has violated applicable Securities Laws;

(h) Fail to file a Form 10-KSB, Form 10-QSB, or Form 8-K timely;

(i) Enter into a transaction or series of transactions that would result in the issuance of shares of common stock in an amount exceeding 20% of its shares then outstanding; provided however, that the Maker may enter into a transaction or series of transactions that would result in the issuance of shares of common stock in an amount exceeding 20% of its shares then outstanding if such transactions are entered into at arm’s length and the Maker receives cash proceeds;

(j) Suffer to have the value of the shares of Common Stock that are pledged to the holder pursuant to the Stock Pledge Agreement (the “Collateral Shares”) be equal to not more than the Maturity Amount on any trading day during the term of this Note; provided, that for purposes of measuring compliance with this covenant, the value of the Collateral Shares shall be deemed to be the average of the Volume-Weighted Average Price (the “VWAP”) of Common Stock, as reported by Bloomberg, L.P., for the previous five (5) trading days;

(k) Suffer a court judgment, final beyond right of review, in an amount exceeding two hundred fifty thousand ($250,000) dollars; or

(l) Make any representation or warranty that is not true and correct in all material respects as of the date of this Note, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

Section 5. Events of Default. "Event of Default" wherever used herein, means:

(a)
The breach of any covenant hereof (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body); or

(b)
The failure by the guarantor (the “Guarantor”) under the guaranty (the “Guaranty”) or the pledgor (the “Pledgor”) under the stock pledge agreement (the “Stock Pledge Agreement”) entered into contemporaneously herewith and of even date herewith, to observe or perform any covenant, agreement or warranty contained therein, or otherwise commit any breach thereof (this Note, the Guaranty, the Stock Pledge Agreement and all other documents delivered contemporaneously and in connection herewith collectively are referred to as the “Loan Documents”);

Upon the occurrence of an Event of Default, which Event of Default is not cured within three (3) days after its occurrence, the Maturity Amount, as adjusted pursuant to Section 7(c) hereto, shall be immediately due and payable to the Holder, together with a default penalty equal to ten percent (10%) of the Maturity Amount, as adjusted pursuant to Section 7(c) hereto in the event that at the time that such default shall have occurred the stock pledged as collateral to secure the Maker’s obligations hereunder shall not then have been issued at least two (2) years prior to such date, and thereupon default interest shall begin to accrue on the entire amount then due and payable at the annual rate of eighteen (18%) percent per annum and the Holder shall be entitled to all remedies under law and as set forth in the Guarantee or the Pledge Agreement.

Section 6. Interest Rate Limitation. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term of the Loan. Accordingly, if any transaction contemplated hereby would be usurious under such laws, then notwithstanding any other provision hereof: (i) the aggregate of all interest that is contracted for, charged, or received under this Note or under any other Document shall not exceed the maximum amount of interest allowed by applicable law (the "Highest Lawful Rate"), and any excess shall be promptly credited to the Maker by the Holder (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to the Maker by the Holder); (ii) neither the Maker nor any other person now or hereafter liable hereunder shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (iii) the effective rate of interest shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to the Holder for the use, forbearance, and detention of the debt of the Maker to the Holder shall, to the extent permitted by applicable law, be allocated throughout the full term of the Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If the total amount of interest paid or accrued pursuant to this Note under the foregoing provisions is less than the total amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had been in effect, then the Maker agrees to pay to the Holder an amount equal to the difference between (x) the lesser of (A) the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect, or (B) the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under this Note had at all times been in effect, and (y) the amount of interest accrued in accordance with the other provisions of this Note.
Section 7. Prepayment/Extension.

(a) The Maker shall have the right to prepay this Note in whole or in part prior to the Maturity Date.

(b) The Maker shall give at least five (5) Business Days, but not more than ten (10) Business Days, written notice of any intention to prepay this Note prior to the Initial Maturity Date or any extension thereof to the Holder, which notice shall specify the “Prepayment Date”.

(c) By written notice given at least five (5) Business Days prior to the Initial Maturity Date, and again by written notice given at least five (5) Business Days prior to the Second Maturity Date, the Maker may require the Holder to renew the Loan for another three (3) months (the “Loan Renewal”) under the same terms and subject to the same conditions as the financing contemplated hereby, so long as (a) the Maker is not then in default of any provisions related to the financing contemplated hereby, and (b) there is available sufficient collateral (including for this purpose any Collateral relating to the Stock Pledge Agreement contemplated hereby). In the case of any such Loan Renewal, the amounts due upon conclusion of the applicable extended Maturity Period shall be as follows.

Payment On or Prior to	Maturity Amount
September 26, 2007	$ 2,000,000.00
December 26, 2007	$ 2,133,333.00
March 26, 2008	$ 2,400,024.00

Section 8. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

"Change of Control Transaction" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 49% of the voting securities of a person, coupled with a replacement of more than one-half of the members of such person's board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, or (ii) the merger of such person with or into another entity, consolidation or sale of all or substantially all of the assets of such person in one or a series of related transactions, unless following such transaction, the holders of such person's securities continue to hold at least 40% of such securities following such transaction. The execution by such person of an agreement to which such person is a party or by which it is bound providing for any of the events set forth above in (i) or (ii) does not constitute the occurrence of the event until after the event in fact occurs.

“Common Stock” means the Common Stock of the Maker.

Section 9. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Maker, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct obligation of the Maker.

Section 10. If this Note shall be mutilated, lost, stolen or destroyed, the Maker shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Maker.

Section 11. Choice of Law and Venue; Submission to Jurisdiction; Service of Process.

(a) THE VALIDITY OF THIS NOTE , ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF).

(b)  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN COOK COUNTY, STATE OF ILLINOIS.

(c) THE MAKER HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(d) THE MAKER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, OR OTHER PROCESS ISSUED IN ANY ACTION OR PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT, OR OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO MAKER.

(e) NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF THE HOLDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY HOLDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

(f)  To the extent determined by such court, the Maker shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Note.

Section 12. Any waiver by the Maker or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Maker or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

Section 13.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section 14. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).

Section 15. Security. The obligation of the Maker for payment of principal, interest and all other sums hereunder, in the event of a default and failure of the Maker to perform hereunder, is secured by (i) a Guarantee of Roger Paglia, Howard Livingston, Jan Parent and John G. Caswell (the “Guarantors”), and (ii) the pledge of certain securities (the “Pledged Shares”) by the Guarantor as Pledgor under the terms and conditions of a Stock Pledge Agreement dated as of the Loan Origination Date.

Section 14. Waiver of Jury Trial.

THE MAKER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. THE MAKER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Maker has caused this instrument to be duly executed by an officer duly authorized for such purpose, as of the date first above indicated.

CENTERSTAGING CORP.

By:	/s/ Roger Paglia
Name:	Roger Paglia
Title:	Chief Executive Officer

Attest:

By:    /s/ Howard Livingston
Howard Livingston, CFO

SCHEDULE A
PLAN OF REPAYMENT

Proceeds from continuing core business and content development business.

USE OF PROCEEDS

General corporate purposes.